December 1, 2006

Canaccord Capital Corporation
Suite 2200, 609 Granville Street

Vancouver, BC

V7Y 1H2

Dear Sirs:

Re: Underwriting Agreement dated November 21, 2006 between MIGENIX Inc. and Canaccord Capital Corporation (the “Underwriting Agreement”)

We confirm that the definition of “Closing Date” in the Underwriting Agreement is amended to be as follows:

“Closing Date” means December 6, 2006 or such other date as the Corporation and the Underwriter may agree upon in writing.

Additionally, we confirm that the second sentence of the opening paragraph on page one of the Underwriting Agreement is amended to be as follows:

Each whole Warrant will entitle the holder to purchase one Common Share at a price of $0.80 per share for a period of 60 months from the Closing Date.

In all other respects the Underwriting Agreement remains in full force and effect, unamended and unmodified.

Please sign and return a copy of this letter signifying your agreement to the foregoing.

Yours truly,

MIGENIX Inc.

Per: /s/_________________________

Arthur J. Ayres

Chief Financial Officer

& Senior Vice President, Finance

Confirmed and agreed to this ____ day of December, 2006.
CANACCORD CAPITAL CORPORATION Per: Name: Title: